Exhibit (a)(1)(iii)

OFFER BY

THE GABELLI EQUITY TRUST INC.

TO PURCHASE ALL OUTSTANDING

AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES C,
PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE,

AND

AUCTION RATE CUMULATIVE PREFERRED STOCK, SERIES E,
PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE

THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2023, UNLESS THE PURCHASE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 16, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Gabelli Equity Trust Inc., a Maryland corporation (the “Fund,” “we,” “us,” or “our”), is offering to purchase all of the Fund’s currently outstanding shares of Series C Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series C Preferred”), and Series E Auction Rate Cumulative Preferred Stock, par value $0.001 and liquidation preference $25,000 per share (the “Series E Preferred” and together with the Series C Preferred, the “Auction Rate Preferred Shares”), for cash at a price equal to 90% of the liquidation preference per Auction Rate Preferred Share (i.e., $22,500 per share, the “Purchase Price”), plus any accrued and unpaid dividends, on the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”) and in the accompanying letter of transmittal (the “Letter of Transmittal”). We refer to the offer, on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, as the “Purchase Offer.”

In exchange for its full and fractional Auction Rate Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 20, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Auction Rate Preferred Shares will receive the Purchase Price, plus any accrued and unpaid dividends as of the Expiration Date.

The Purchase Offer is conditioned on, among other things, holders of an aggregate of at least 75% of the outstanding Auction Rate Preferred Shares having properly tendered (and not withdrawn) their Auction Rate Preferred Shares at or prior to the Expiration Date. See “The Offer—Conditions to the Offer.”

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

For your information and for forwarding to those of your clients for whom you hold Auction Rate Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Purchase Offer if the Share certificates and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date as described under the heading “The Offer” in the Offer to Purchase;

4.	A letter to clients that you may send to your clients for whose accounts you hold Auction Rate Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Purchase Offer; and

5.	A return envelope addressed to Computershare Trust Company, N.A., as Depositary (as defined below) for the Purchase Offer.

The Fund’s Board of Directors (the “Board”) has authorized the Fund to make the Purchase Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Purchase Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Purchase and in the Letter of Transmittal, including the Fund’s reasons for making the Purchase Offer, before taking any action with respect to the Purchase Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE PURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2023, UNLESS THE PURCHASE OFFER IS EXTENDED OR TERMINATED.

For Auction Rate Preferred Shares to be tendered properly pursuant to the Purchase Offer, one of the following must occur: (i) the certificates for such Auction Rate Preferred Shares, or confirmation of receipt of such Auction Rate Preferred Shares pursuant to the procedure for book-entry transfer set forth under the heading “The Offer” in the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of the Offer to Purchase, or (ii) shareholders whose certificates for Auction Rate Preferred Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or cannot complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth under the heading “The Offer” in the Offer to Purchase.

The Fund will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Depositary and the Information Agent, as described under the heading “The Offer” in the Offer to Purchase) for soliciting tenders of Auction Rate Preferred Shares pursuant to the Purchase Offer. The Fund will, however, upon request, reimburse brokers, dealers (including, if applicable, the Depositary), commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Purchase Offer and related materials to the beneficial owners of Auction Rate Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Fund, the Information Agent or the Depositary for purposes of the Purchase Offer. The Fund will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Auction Rate Preferred Shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Morrow Sodali LLC, at: (800) 662-5200.

Very truly yours,

Computershare Trust Company, N.A.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE GABELLI EQUITY TRUST INC., THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE PURCHASE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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